SCHEDULE 14A
                    Proxy Statement Pursuant to Section 14(a)
            of the Securities Exchange Act of 1934 (Amendment No. __)


Filed by the Registrant                     [ ]

Filed by a Party other than the Registrant  [x]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-12

                                 Motorola, Inc.

                (Name of Registrant as Specified In Its Charter)

                                Icahn Partners LP
                                Icahn Onshore LP
                                CCI Onshore Corp.
                          Icahn Partners Master Fund LP
                       Icahn Partners Master Fund II L.P.
                       Icahn Partners Master Fund III L.P.
                                Icahn Offshore LP
                               CCI Offshore Corp.
                         High River Limited Partnership
                             Hopper Investments LLC
                                 Barberry Corp.
                                  Carl C. Icahn

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ] Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

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       pursuant to Exchange Act Rule 0-11 (set forth the amount on which the
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

     Mr. Icahn is delivering a letter to stockholders of Motorola, Inc., a copy of which is filed herewith as Exhibit 1.


SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT, AS AMENDED, RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND CERTAIN OF HIS AFFILIATES FROM THE STOCKHOLDERS OF MOTOROLA, INC. FOR USE AT ITS ANNUAL MEETING BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. THE AMENDED DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY ARE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV.

                                                                       EXHIBIT 1


                                  Carl C. Icahn
                                767 Fifth Avenue
                                   Suite 4700
                            New York, New York 10153



April 12, 2007


Dear Fellow Motorola Shareholder:

THE ENCLOSED PROXY STATEMENT SOLICITS YOUR VOTE TO ELECT ME TO THE BOARD OF DIRECTORS OF OUR COMPANY. I have long asserted that shareholders must have a strong voice on corporate boards. I would like to serve as a Motorola Board member for all of our benefit -- and I can do it with your support!

My affiliates and I currently own over 68 million shares of Motorola common stock. We believe in the Company's great potential. I had hoped that the existing Board would have simply added me as a new member without the distraction of a proxy fight. However, I am willing to expend the time, effort and money necessary to seek election through this proxy contest so that all of us will have a shareholder voice on the Motorola Board. I fail to understand why, during these difficult times when they could obviously potentially benefit from a fresh perspective, Motorola refuses to put me, a large shareholder with significant business experience, on the Board.

I am concerned, as I know many of you are, with certain recent events at Motorola, such as the surprise fourth-quarter drop in earnings for its Mobile Devices segment and the recently announced expectations for disappointing results throughout 2007. In my view, an engaged Board of Directors should have been able to help Motorola avoid the missteps that currently plague its business, or at least to have identified and addressed those problems earlier. My experience tells me that Motorola's problems reflect not only operational failures, but are also symptoms of a passive and reactive Board. Clearly our Board members' top priority should be to hold management accountable for fixing Motorola's current operational problems -- and if I am elected to the Board I will do so. Until our operational problems are corrected, buy-backs and other transactions that might have looked appropriate earlier need to take a back seat. Otherwise I come to Motorola with no preconceived notions.

I think that I can make a positive difference at Motorola. I will bring a set of experiences and perspective that will be additive to the Board, based upon the nearly 40 years that I have spent analyzing, owning and running companies. Furthermore, unlike the existing directors, I have made a substantial investment in Motorola and, consistent with my business philosophy that large investors make the best Board members, I believe that the alignment of my interests with those of the Company and its shareholders make me uniquely suited for this position. In my career I have been successful in businesses in industries as diverse as telecom, automotive, oil and gas, gaming, real estate and biotechnology, among others and shareholders have benefited from those successes. BUSINESS JUDGMENT AND EXPERIENCE ARE THE CRITICAL TRAITS FOR ANY MOTOROLA DIRECTOR IN THE CHALLENGING TIMES THAT LIE AHEAD -- TRAITS THAT I CLEARLY WILL BRING TO THE MOTOROLA BOARDROOM. Although I do sit on a number of boards, I expect to commit the time to Motorola that is commensurate with my large investment and the responsibility that this new position brings with it. Therefore, if I am elected I will reduce my membership on the boards of public companies to less than six.

I expect, as has been the case with other boards on which I have served, to have a good working relationship with my fellow Motorola Board members and with management. But I do view it as a working relationship, not a social one. I believe that my role as a Board member is to make sure that the Board is well aware of what is going on at the Company, to ask the tough questions and require that they be fully answered, to speak out before problems manifest themselves (such as those that Motorola is now trying to work its way out of), and to hold management to a high standard of excellence. My biggest concern for Motorola is that Board members may wait too long to speak up in the face of continued operational failures, allowing our Company to slip into a steep decline. I assure you with me as a Board member that would never happen.

It is my desire to be an active, constructive Board member and to help guide Motorola through its current difficulties so that it can achieve its full potential. If you agree with me that the best way to protect our interests at Motorola is to add a large shareholder, independent of management, to the Motorola Board, then please give me your support by voting FOR on the enclosed GOLD proxy card today.

                                   Sincerely,



                                   Carl C. Icahn


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                             YOUR VOTE IS IMPORTANT!

             Remember, you can vote your shares by telephone, or via
            the Internet. Please follow the easy instructions on the
                            enclosed GOLD proxy card.


   If you have previously signed and returned a White proxy card to Motorola, you have every right to change your vote. You may revoke any proxy card already sent to Motorola by using the enclosed GOLD proxy card to vote by telephone, by Internet or by signing, dating and returning the
                             GOLD proxy card today.


                            IF YOU HAVE ANY QUESTIONS
                            ABOUT VOTING YOUR SHARES,
                              PLEASE CALL THE FIRM
                               ASSISTING ME IN THE
                            SOLICITATION OF PROXIES,

                           INNISFREE M&A INCORPORATED
                          TOLL-FREE, at (877) 825-8772.

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